December  16, 1998


Board of Directors
High Country Bancorp, Inc.
130 W. 2nd Street
Salida, Colorado 81201-0309

      Re: High Country Bancorp, Inc. Management Recognition Plan and High Country Bancorp, Inc. 1998 Stock Option and
          Incentive Plan Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to High Country Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 185,150 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the High Country Bancorp, Inc. Management Recognition Plan and the High Country Bancorp, Inc. 1998 Stock Option and Incentive Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                          Very truly yours,

                          Housley Kantarian & Bronstein, P.C.


                          By: /s/ J. Mark Poerio
                              -------------------------------
                              J. Mark Poerio, Esquire